Exhibit 21

                       Subsidiaries of Atrion Corporation
                             As of December 31, 2002

                                         State of
        Subsidiary                    Incorporation     Ownership
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Atrion Medical Products, Inc.            Alabama           100%
Halkey-Roberts Corporation               Florida           100%
Quest Medical, Inc.                       Texas            100%
AlaTenn Pipeline Company LLC             Alabama           100%
Atrion Leasing Company LLC               Alabama           100%
Atrion International, Inc.              U.S. V. I.         100%
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